Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

Zedge, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-212600 of Zedge, Inc. of our report dated October 30, 2017, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Woodbridge, New Jersey

October 30, 2017